Exhibit 99.1
Summary of Detroit Edison 2007 Supplemental Rate Case Filing1
August 31, 2007
The Detroit Edison Company today filed supplemental testimony and exhibits in its pending base rate case (case no. U-15244). The supplemental testimony addresses recovery of the Merger Control Premium and the change in Michigan’s tax law to the Michigan Business Tax from the Single Business Tax.
Merger Control Premium
On July 3, 2007, the Michigan Court of Appeals issued an opinion relative to Detroit Edison’s last general rate case (U-13808). The court ruled that Detroit Edison is entitled to recover Merger Control Premium costs incurred to realize substantial synergy savings associated with its 2001 merger with MCN Energy. Therefore, Detroit Edison is providing supplemental testimony on this issue and requesting that the Michigan Public Service Commission (MPSC) include the costs of the Merger Control Premium in its rate case.
The Merger Control Premium cost of approximately $893 million is computed as the difference between the total purchase value of MCN of $2,488 million and the market value of MCN immediately prior to the announcement of the merger of $1,595 million. Since approximately 66% of the merger synergies have been realized at Detroit Edison, that percentage was used to allocate the Merger Control Premium to Detroit Edison. This cost is then amortized over a 40 year period and results in a revenue requirement of approximately $61 million for 2008.
The Court of Appeals decision has been appealed to the Michigan Supreme Court by various parties, including the MPSC. The timing and outcome of this appeal are uncertain.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2006 Forms 10-K and their 2007 quarterly reports on Form 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Michigan Business Tax
In early 2007, the Michigan State Legislature repealed the Michigan Single Business Tax (SBT) effective December 31, 2007. In July 2007, Michigan Governor Granholm signed into law the new Michigan Business Tax (MBT) effective January 1, 2008. In its April 13 rate case filing, Detroit Edison utilized the SBT as a placeholder until the Legislature enacted a replacement tax, and committed that it would update its case to reflect the financial impact of any new MBT. The supplemental testimony filed today increases Detroit Edison’s revenue requirement by approximately $5 million to reflect the financial impact of the new MBT. Additionally, since components of the new MBT are considered income taxes under generally accepted accounting principles, the Company is also requesting that the Commission confirm that the income tax policy authorized in a prior Order relative to federal income tax for ratemaking and accounting also applies to the new MBT. The Company proposes that the MPSC in this case grant the specific authority for the recovery and recording of the MBT and associated deferred income taxes.
In addition, Detroit Edison has included the financial impact of the new MBT related to its securitization bonds (Fermi nuclear plant assets) as part of its revenue requirements in this case. The financial impact in state taxes related to securitization is approximately $12 million. Because of the significant amount of this impact, Detroit Edison’s preferred method of recovery would be to include this MBT expense as part of the securitization tax surcharge filing, which is computed annually in Case No. U-12478. Detroit Edison would plan to reflect the impact of the MBT in the annual securitization true-up procedure.
If the MPSC agrees with this proposal to include the MBT expense related to securitization as part of Detroit Edison’s annual securitization true-up filing, then Detroit Edison would propose to remove this cost from the final revenue deficiency in this proceeding.
Incremental Impact on Revenue Deficiency and Customer Rates
The supplemental changes as described above, along with a reduction in O&M expense due to a minor correction, results in a net increase of approximately $76 million in Detroit Edison’s revenue requirement. Including this increase, Detroit Edison is now seeking MPSC approval to recover a total 2008 revenue deficiency of approximately $199 million.

The Detroit Edison Company
2008 Jurisdictional Electric Revenue Deficiency by Major Component
($ in millions)

		2008 Jurisdictional
Line	Description	Deficiency
1	Economic Cost Pressures / Inflation	$58
2	Rate Base Additions	198
3	Net PEP Costs Reductions	(112)
4	Benefits	(6)
5	Revenues / Fuel and Purchased Power	(18)
6	Other Items (Inc. Taxes)	3

7	Total Requested 2008 Rate Relief As-Filed April 13, 2007	$123

	Supplemental Filing Adjustments

8	DTE / MCN Merger Control Premium	61
9	Revenue Conversion Factor Impact due to MBT Change	5
10	Securitization MBT	12
11	Environmental O&M Costs Correction	(2)

12	Total Supplemental Filing Adjustments	76

13	Adjusted Total Requested 2008 Rate Relief As-Filed August 31, 2007	$199